The Victory Portfolios



                                   EX-99.B8(b)

                Amended and Restated Institututional Custody and
               Clearance Services Agreement dated October 31, 1995





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                              AMENDED AND RESTATED

             INSTITUTIONAL CUSTODY AND CLEARANCE SERVICES AGREEMENT

                                 BY AND BETWEEN

                              THE BANK OF NEW YORK

                                       AND

                            KEY SERVICES CORPORATION





                  EFFECTIVE AS OF THE 30TH DAY OF OCTOBER, 1995












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                                TABLE OF CONTENTS


                                                                        PAGE NO.
                                                                        --------

Section 1         Amendment and Restatement....................................2
Section 2         Services Provided............................................2
Section 3         Entities Covered.............................................2
Section 4         Appointment and Acceptance...................................2
Section 5         Delivery of Securities; Safekeeping..........................2
Section 6         Deposit of Monies............................................3
Section 7         Registration of Securities...................................3
Section 8         Proxies, Notices, etc........................................4
Section 9         Purchases....................................................4
Section 10        Sales........................................................4
Section 11        Settlements..................................................4
Section 12        Corporate Actions/Reorganizations............................6
Section 13        Collections..................................................7
Section 14        Asset Income.................................................7
Section 15        Payment......................................................8
Section 16        Investment of the Customer's Money...........................9
Section 17        Release of Assets............................................9
Section 18        Books, Records and Accounts..................................9
Section 19        Proper Instructions.........................................10
Section 20        Term and Fees...............................................11
Section 21        Confidentiality; Proprietary Information....................12
Section 22        Responsibility..............................................13
Section 23        Indemnification.............................................14
Section 24        Termination.................................................16
Section 25        Force Majeure...............................................17
Section 26        General Provisions..........................................17
Section 27        Future Relationship.........................................20
Section 28        Managing the Relationship...................................21
Section 29        Vendor Risk Analysis........................................22

Schedule I        Services to be Performed
Schedule II       Fees
Schedule III      Performance Standards

Addendum  I       Foreign Securities
Addendum II       Laser




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                   AMENDED AND RESTATED INSTITUTIONAL CUSTODY
                        AND CLEARANCE SERVICES AGREEMENT


          THIS AMENDED AND RESTATED INSTITUTIONAL CUSTODY AND CLEARANCE SERVICES AGREEMENT (the "Agreement"), effective as of the 30th day of October, 1995, by and between THE BANK OF NEW YORK, a trust company organized and existing under the laws of the State of New York (the "Custodian"), and KEY SERVICES CORPORATION, a corporation organized and existing under the laws of the State of New York ("Key Services").

          WHEREAS, the Bank of New York, Ameritrust Company National Association ("Ameritrust"), and Ameritrust Texas National Association ("Ameritrust Texas"), have heretofore entered into that certain Institutional Custody and Clearance Services Agreement dated as of August 1, 1991 (the "Custody Agreement"); and

          WHEREAS, Society Management Company ("Society") has succeeded to the interests of Ameritrust and Ameritrust Texas in the Custody Agreement; and

          WHEREAS, Key Services is successor by merger to Society and has succeeded to the interest of Society in the Custody Agreement; and

          WHEREAS, the Custodian and Key Services desire to amend and restate the Agreement so that the Agreement reflects and refers to the proper parties in interest and by making certain other amendments thereto; and

          WHEREAS,  Key Services is referred to hereinafter  as the  "Customer";
and

          NOW, THEREFORE, in consideration of the mutual premises set forth herein, the parties hereto agree as follows:



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          1.  AMENDMENT  AND  RESTATEMENT.   This  Agreement  and  any  attached
Addendums amend and restate and are executed in replacement of and substitution for the Custody Agreement.

          2. SERVICES PROVIDED. The Custodian shall provide the institutional custody and clearance services (the "Services") for the securities set forth in the attached Schedule I. The parties acknowledge that the Customer may change the Services and the securities from time to time during the term of this Agreement.

          3. ENTITIES COVERED. At any time during the term of this Agreement, any affiliate of the Customer may choose to have the Custodian provide Services to it under the terms and conditions of this Agreement by so notifying the Custodian and executing a letter agreement with the Custodian agreeing to be bound by the terms and conditions of this Agreement. Thereafter, such entity is deemed to be included with the term "Customer." For the above purposes, "affiliate" means any entity that now or in the future controls, is controlled by, or is under the same common control as the Customer.

          4. APPOINTMENT AND ACCEPTANCE. The Customer hereby appoints the Custodian as custodian of the securities and monies (the "Assets") beneficially held by the Customer, either in its fiduciary or agency capacity, and the Custodian hereby agrees to act as custodian and, as such, shall perform its duties upon the terms and conditions set forth in this Agreement.

          5. DELIVERY OF SECURITIES; SAFEKEEPING. The Customer will deliver (or cause to be delivered) to the Custodian the Assets of its choice and may deliver (or cause to be delivered) Assets which come into its possession. As custodian, the Custodian will physically safekeep the Assets in separate accounts; or in a clearing agency registered with

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the  Securities  and Exchange  Commission  under  Section 17A of the  Securities
Exchange Act of 1934, as amended, which acts as a securities depository; or the book-entry system as provided in Subpart O of Treasury Circular No. 300 and the book-entry regulations promulgated in connection therewith (the "Book-Entry System"). The Custodian has no power or authority to assign, hypothecate, pledge or otherwise dispose of any Assets, except as provided herein or pursuant to Proper Instructions (as defined in Section 19 below).

          6. DEPOSIT OF MONIES. On receipt of appropriate Proper Instructions, the Custodian will open and maintain a separate transaction account(s) (as that term is defined in Regulation D promulgated by the Board of Governors of the Federal Reserve System) or subaccount(s), as instructed by the Customer, and will credit to and hold in such account(s) all Assets received by it, subject to the provisions hereof, and to Proper Instructions. The Custodian will report the Customer's money and security transactions on a combined statement for each account.

          7. REGISTRATION OF SECURITIES. All securities held by the Custodian as part of the Assets which are issued or issuable in bearer form may be held by the Custodian (or its agents) in that form, but at the Custodian's option and with the consent of the Customer (not to be unreasonably withheld), for the mutual convenience of the parties, any such securities may be held in registered form. All securities held by the Custodian as part of the Assets other than those held in bearer form may be registered in the name of any duly appointed nominee(s). The Custodian may place all eligible securities it may hold hereunder in the Depository Trust Company ("DTC"), the Participant Trust Company ("PTC"), or other eligible securities depository or the Book-Entry System, any of which may commingle the Customer's securities with other securities.

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          8. PROXIES, NOTICES, ETC.. The Custodian shall forward to the Customer copies of all information or documents that it may receive with respect to Assets held by it under this Agreement which, in the opinion of the Custodian, are intended for the beneficial owner of the Assets including, without limitation, all proxies and other authorizations properly executed and all proxy statements, notices and reports. Neither the Custodian nor its nominees shall vote, or authorize the voting of, any Assets or give any consent, approval or waiver with respect thereto, except as otherwise provided herein or as directed by Proper Instructions. Annually, the Custodian will provide the Customer the opportunity to indicate the number of shareholder packets needed for the following calendar year. Additional sets will be provided upon receipt of advance notice by the Custodian.

          9. PURCHASES. Upon receipt of Proper Instructions, the Custodian shall pay for and receive securities purchased for the account of the Customer, payment for which is to be made only upon receipt by the Custodian of the securities in satisfactory form for transfer.

          10. SALES. Upon receipt of Proper Instructions, the Custodian will deliver the securities held by it as custodian hereunder and sold by or for the Customer against payment to the Custodian (in form satisfactory to the Custodian) of the amount specified in such Proper Instructions.

          11. SETTLEMENTS.

              11.1 The Custodian shall settle all purchases and sales of securities on actual settlement date in immediately available funds or next day funds as set forth in the Proposal, unless otherwise agreed to or instructed by the Customer, provided that (a) Proper Instructions are received by the Custodian on or before the cut-off times detailed in the

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Proposal (except as noted in the Performance Standards in Schedule III), and (b)
the Custodian has all other information and/or Assets necessary to complete the transaction.

              11.2 Notwithstanding the foregoing, the Customer, in its sole discretion, may require the Custodian to provide one or any number of the Customer's account(s) with automatic settlement of all purchases and sales of securities on contractual settlement date in immediately available funds provided that (a) Proper Instructions are received by the Custodian on or before the cut-off times detailed in the Proposal (except as noted in the Performance Standards in Schedule III), and (b) the Custodian has all other information and/or Assets necessary to complete the transaction. Any change from "actual settlement date" to "contractual settlement date" requires at least 15 business days' advance written notice and is only effective as of the 1st day of a month.

              11.3 The Custodian will not be liable or responsible for or on account of any act or omission of any broker or other agent designated by the Customer to purchase or sell securities for the account of the Customer. The Custodian has sole discretion to choose the method, entity and agency through which it will settle and clear transactions, after giving due consideration to any reasonable preference therefor expressed by the Customer.

              11.4 If any advance of funds is made by the Custodian on behalf of the Customer to purchase securities, or to make payment on or against delivery of securities, the Custodian will have a continuing lien and security interest in, and right of setoff against, such securities, without notice to the Customer, until such time as the Custodian is repaid the amount of such advance. The Custodian shall notify the Customer in writing in the event any such advance of funds is made and only after such written notification, the Custodian

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also has the right to lend, pledge and repledge, enter into an agreement to sell and repurchase (repo), hypothecate and rehypothecate such securities until such time as the Custodian is repaid the amount of such advance; provided however, that in the event that the Custodian advances funds for the purchase of securities held at the Book-Entry System, such securities may be repledged by the Custodian to the Federal Reserve Bank of New York without such prior written notification. Except as otherwise provided herein, the Customer's Assets held by the Custodian hereunder will be held free and clear of any lien or other encumbrance.

          12. CORPORATE ACTIONS/REORGANIZATIONS.

              12.1. The Custodian shall provide the Customer with timely notice of (a) any conversion of securities pursuant to their terms, reorganization, recapitalization, redemption in kind, consolidation, tender offer or exchange offer, (b) any exercise or subscription, purchase or similar rights represented by securities, which notice must contain available information in reasonable detail, and (c) any partial or full bond calls, bond prerefundings, and bonds with expiring put options. The primary sources of such information as of the date hereof include, but are not limited to, the informational services detailed in the Proposal and mailings from issuers to holders of record.

              12.2. Upon receipt of Proper Instructions, in connection with (a) or (b) of the above provision, the Custodian will exchange securities held as by it as custodian for other securities, or for securities and cash. The Custodian will use verifiable efforts to solicit the Customer's instructions prior to expiration date if the Custodian has not received instructions from the Customer regarding a corporate action within the time period specified in the Custodian's notice. The Custodian will not take action on a corporate action without

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Proper  Instructions,  provided such corporate action is not mandatory according to its terms. In the event of a late response by the Customer, the Custodian will make a reasonable attempt to execute the requested action.

          13. COLLECTIONS. Unless it receives Proper Instructions to the contrary, the Custodian will, with respect to the Assets:

     (a) collect, receive and hold on deposit for the account of the Customer all income and other payments received with respect to Assets held by it;

     (b) execute ownership and other certificates and affidavits for all federal and state tax purposes in connection with the collection of bond and note coupons;

     (c) present for payment all coupons and all other income items requiring presentation;

     (d) present for payment all securities that have become payable at maturity or upon calls for redemption announced in major publications, received via subscription to electronic services (including, but not limited to, J.J. Kenny Information Services and DTC), or received via notification directly from the paying agent or trustee. Partial calls will be allocated among the Custodian's customers on whose behalf the Custodian is holding the securities involved on the basis of an impartial lottery;

     (e)  endorse for collection checks, drafts or other negotiable instruments;

     (f) do all things which are necessary or proper in connection with the receipt and collection of any such items; and

     (g) receive and collect all stock dividends, rights and other similar capital changes and corporate action items.

          14. ASSET INCOME. The Custodian shall collect all Asset income due and payable on securities held either at the Custodian, a depository or the Book-Entry System. The Custodian is under no obligation or duty to take action to effect collection of any amount if the securities upon which such payment is due are in default, or if payment is refused after due demand and presentation; other than cooperating with the Customer in providing information or providing reasonable assistance, including presenting the claim. The

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Custodian  shall  notify the  Customer  promptly in the event of such default or refusal to pay, and only after such notice shall have the right to debit the Customer's account to the extent of such a pre-credit.

          15. PAYMENT.

              15.1. The Custodian shall credit the Customer's account on the payable/maturity date in immediately available or next day funds, as set forth in the Proposal, with all dividends, interest and maturities attributable to securities held by the Custodian for the Customer on the payable date, without regard to actual receipt by the Custodian, with the exception of certain items which, in the Custodian's reasonable determination, cannot be credited to the Customer's account until actually received by the Custodian (including, but not limited to, private placements and certain other securities paying periodic principal and interest). In the event of default in the payment by the issuer of any amount so credited to the Customer's account or determination that the Customer has no legal right to an amount credited to its account, notification shall be made in writing to the Customer. Five days after such notification has been made, the Custodian has the right to debit the Customer's account to the extent of such credit.

              15.2. Notwithstanding the foregoing, the Customer, in its sole discretion, may require the Custodian to provide credit based on conversion to a contractual settlement environment. Upon such an event, the Custodian shall credit the Customer's account on the payable date or the first business day thereafter with all dividends, interest and maturities attributable to securities held by the Custodian for the Customer on the payable date, and shall make such credits available in same day funds on the date succeeding the payable date without regard to actual receipt by the Custodian, with the exception of

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certain items which,  in the  Custodian's  reasonable  determination,  cannot be credited to the Customer's account until actually received by the Custodian (including, but not limited to, private placements and certain other securities paying periodic principal and interest). In the event of default in a payment by the issuer of any amount so credited to the Customer's account or determination that the Customer has no legal right to an amount credited to its account, notification shall be made in writing to the Customer. Five days after such notification has been made, the Custodian shall have the right to debit the Customer's account to the extent of such credit.

              15.3. In either of the above-described environments, the Custodian shall credit the Customer's account(s) in like funds for (a) all mandatory capital distributions on payable date or ex-dividend date, whichever is later, and (b) voluntary corporate actions upon receipt of funds from DTC or the paying agent.

          16. INVESTMENT OF THE CUSTOMER'S MONEY. Should the Customer have any money in its account at the close of a business day, the Custodian shall sweep such money into Deposit Reserve, an overnight investment vehicle, unless otherwise instructed by the Customer.

          17. RELEASE OF ASSETS. Upon receipt of Proper Instructions, the Custodian shall release and pay over any Assets to the Customer or as directed by the Customer.

          18. BOOKS, RECORDS AND ACCOUNTS.

              18.1. The Custodian will make and maintain proper books of account and complete records of all transactions in the accounts maintained by the Custodian hereunder on behalf of the Customer. The Custodian will preserve for the periods prescribed by applicable federal and state statute or regulation all records required to be maintained.

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              18.2.  On at least two (2) business  days'  notice,  the Custodian will make available to and permit inspection during the Custodian's regular business hours by the Customer and its auditors of all books, records and accounts maintained by the Custodian (and, to the extent practicable, its agents) in connection with its duties hereunder on behalf of the Customer.

              18.3. The Custodian shall make available to the Customer projected settlement reports, fail control reports, trades processed daily reports and monthly Asset listings.

          19. PROPER INSTRUCTIONS.

              19.1. The Custodian is deemed to have received "Proper Instructions" upon receipt of written or oral instructions (a) signed or given by any person(s) whose name(s) and signature(s) are listed on the most recent certificate delivered by the Customer to the Custodian which lists those persons authorized to give orders, corrections and instructions in the name of and on behalf of the Customer or (b) signed or given by any other person(s) duly authorized by the Customer to give Proper Instructions to the Custodian hereunder or whom the Custodian reasonably believes to be so authorized. All written instructions must be signed by two persons meeting the criteria set forth in (a) or (b) of this paragraph.

              The Customer agrees to forward to the Custodian written instructions confirming oral instructions by the close of business on the next business day after such oral instructions were given to the Custodian. The Customer agrees that the fact that such confirming written instructions are not received or that contrary written instructions are received by the Custodian in no way affects the validity or enforceability of transactions

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authorized by oral instructions and effected by the Custodian. In the event that contrary written instructions are received the Custodian shall take appropriate reasonable action.

              19.2. Proper Instructions specify the action requested to be taken or omitted. Proper Instructions include instructions sent to the Custodian by letter, memorandum, telegram, cable, telex, telecopy facsimile, video (CRT) terminal or other "on-line" system, or similar means of communication, or given orally over the telephone or in person.

              19.3. In connection with the depository eligible transactions, the Customer authorizes the Custodian to accept and rely upon Proper Instructions given by an investment manager through a securities depository pursuant to New York Stock Exchange Rule 387 and similar rules adopted by other stock exchanges or rule-making bodies and the National Association of Securities Dealers. Such authorization to accept and rely upon Proper Instructions given through a securities depository is in addition to and does not otherwise affect the Customer's authorization to the Custodian to accept or rely upon Proper Instructions given by any other authorized party pursuant to this Agreement. It is understood that depository eligible transactions means transactions in those securities for which confirmation, acknowledgment and, where appropriate, book entry settlement can be performed through the facilities of a securities depository.

          20. TERM AND FEES.

              20.1. This Agreement commences on October 30, 1995, and will continue in full force and effect until terminated (i) by the Customer, in its sole discretion and for any reason, by providing at least one (1) months' advance written notice or (ii) by the Custodian by providing at least six (6) months' advance written notice.

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              20.2. The Custodian's fees are set forth on the attached  Schedule
II. On August 1, 1996 and on every succeeding August 1st, the Custodian may increase its fees to an amount agreed upon by the parties. However, in no event shall the Customer be charged more than similarly situated customers of the Custodian.

              20.3. The Custodian shall provide separate monthly invoices for each account maintained, as requested by the Customer. Invoices will show the Custodian's fees for the prior month and are due and payable within thirty (30) days after receipt thereof.

              20.4. The parties understand and acknowledge that if Customer is using "Actual Settlement," Customer may switch from "Actual Settlement" to "Contractual Settlement" and will be charged the fees for same. The Customer will not incur any charges for switching from "Actual Settlement" to "Contractual Settlement."

              The Customer may switch from "Actual Settlement" to "Contractual Settlement" only by providing the notice set forth in Section 11.2 of this Agreement and only on the 1st day of a month.

              20.5. The rate used to calculate interest compensation on any amount owed by one party to the other hereunder will be based on the then prevailing New York Clearing House Association Rules on Inter Bank Compensation. The calculation will be based on a 360-day year for the number of days involved.

          21. CONFIDENTIALITY; PROPRIETARY INFORMATION. The Custodian agrees to treat as confidential all records and other information with respect to the Customer and the Customer agrees to treat as confidential all information with respect to the Custodian's system. Each party shall keep such records and other information of the other party confidential by using the same care and discretion that it uses with respect to its own

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confidential  information.  However,  if either party is required to produce any such information by order of any government agency or other regulatory body, it may, upon not less than 10 days written notice to the other party, release the required information unless compelled by statute, regulatory requirement or court order to release the information sooner.

          22. RESPONSIBILITY. The Custodian has no duty to take any action on behalf of the Customer except as set forth herein, other than ministerial acts required for the proper performance of its duties as custodian under this Agreement. Upon the Customer's request or with the Customer's consent, the Custodian is entitled to obtain the advice or opinion of counsel (who may be in-house or outside counsel for the Custodian or the Customer) at the Customer's expense with respect to questions of law and will be fully protected with respect to anything done or omitted by the Custodian in conformity with such advice or opinion. The Custodian is not liable to the Customer for losses arising out of any action taken or omitted hereunder, except for misfeasance, bad faith or negligence in the performance of its duties, or disregard of its duties under this Agreement. Without limiting the generality of the foregoing, the Custodian has no duty to inquiry into, and is not liable for, the validity of the issue of any securities purchased or sold by the Customer, the legality of their purchase or sale, the propriety of the amount paid for them upon purchase or sale, the propriety of the amount paid for them upon purchase or sale, or any actions of third parties affecting the negotiability of the certificates representing such securities not apparent on such certificates. THE CUSTODIAN IS NOT LIABLE TO THE CUSTOMER OR ANY THIRD PARTY FOR SPECIAL, INDIRECT OR CONSEQUENTIAL DAMAGES, OR LOST PROFITS OR LOSS OF BUSINESS, ARISING UNDER OR IN CONNECTION

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WITH THIS  AGREEMENT  (INCLUDING,  BUT NOT  LIMITED TO, THE  CUSTODIAN'S  USE OF
PERMITTED THIRD PARTIES' SERVICES) UNLESS THE CUSTODIAN RECEIVES WRITTEN NOTICE OF THE POTENTIAL LOSS NOT LESS THAN FIVE (5) BUSINESS DAYS' PRIOR TO THE OCCURRENCE OF THE SPECIFIC EVENT CAUSING SUCH DAMAGES, LOST PROFITS OR LOSS OF BUSINESS. THE FOREGOING WILL NOT BE CONSTRUED AS A REQUIREMENT THAT THE CUSTODIAN PROVIDE SERVICES OR HANDLE SPECIFIC SECURITIES OR TRANSACTIONS WHICH ARE AGAINST THE CUSTODIAN'S POLICY TO PROVIDE OR HANDLE.

          23. INDEMNIFICATION.

              23.l. The Customer hereby agrees to indemnify the Custodian and its controlling persons, officers, directors, employees and agents (individually, an "Indemnified Party") and hold each Indemnified Party harmless from and against any losses, claims, liabilities, fines, penalties, damages and reasonable costs and expenses (including reasonable attorneys' and accountants' fees) (collectively, the "Claim") arising out of or resulting from any act done or omitted hereunder, or arising out of the Custodian's performance of services hereunder, or arising out of transactions of the Customer which occurred prior to the commencement of the performance of services for the Customer by the Custodian under this Agreement or a prior agreement, or as a result of errors or out-of-proof conditions in the Customer's records; provided, that the Customer will not indemnify an Indemnified Party for any Claim arising from that Indemnified Party's misfeasance, bad faith or negligence in the performance of its duties, or disregard of its duties under this Agreement. Actions taken or omitted in reliance on Proper Instructions, or upon an order, indenture, stock certificate, power of attorney, assignment, affidavit or other instrument reasonably believed by the Custodian to be genuine or bearing the signature of a person or persons reasonably believed to be authorized to sign, countersign or execute the same, are conclusively presumed to have been taken or omitted in good faith.

              23.2. Except as otherwise provided in paragraph 3 below, whenever any Claim arises for indemnification hereunder, one of the Indemnified Parties shall give prompt notice of the Claim (the "Notice of Claim") to the Customer and, when known, the facts forming the basis for such Claim. If the facts giving rise to a Claim for indemnification hereunder involve a claim or demand by any third party against an Indemnified Party, the Customer is entitled (without prejudice to the right of any Indemnified Party to participate at its expense through counsel of its own choosing) to defend or prosecute such Claim at its expense and through counsel of its own choosing, if it gives written notice of its intention to do so to the Indemnified Party within twenty (20) days after the Notice of Claim is given. The Indemnified Party shall cooperate in the defense of the Claim, and an Indemnified Party must not settle or compromise any Claim without the prior written consent of the Customer, which consent will not be unreasonably withheld, unless suit has been instituted against such Indemnified Party and the Customer has not, within twenty (20) days after having been given Notice of Claim, assumed control of such suit as provided in this paragraph; provided, that an Indemnified Party may settle or compromise any Claim without such consent, if such Indemnified Party does not seek indemnification for such Claim.

              23.3. The Custodian may, in its discretion, tender to the Customer the defense or may itself resist and defend against any claims of third parties which are at an informal stage of resolution and are made with respect to any Assets held by the Custodian hereunder, which, in the opinion of the Custodian (or its counsel) are not proper, just or lawful claims against such securities, monies or other assets; provided, however, that the Customer shall indemnify the Custodian for and hold it free and harmless from any Claims (as defined above) arising out of the defense of any such Claim, as long as the other conditions of this Section 22 have been fulfilled.

              23.4. EXCEPT AS OTHERWISE PROVIDED HEREIN, THE CUSTODIAN MAKES NO REPRESENTATIONS, WARRANTIES, AGREEMENTS OR GUARANTEES, EXPRESS OR IMPLIED, INCLUDING, AND WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

          24. TERMINATION.

              24.1. Upon termination of this Agreement, the Customer shall pay to the Custodian such unpaid processing fees as may have been previously incurred as of the date of such termination but Customer will not pay any Exit Charges or any other type of termination fee. "Exit Charges" mean (i) the Custodian's fees for delivering the Assets governed by this Agreement to another custodian, depository or Book-Entry System upon termination of this Agreement,
(ii) all related charges paid by the Custodian to the other custodian, depository or Book-Entry System, and (iii) all related out-of-pocket expenses incurred by the Custodian for such delivery.

              The Custodian shall follow such reasonable Proper Instructions concerning the transfer of custody of the Assets as the Customer may give. If any securities or monies remain in the account, the Custodian shall solicit the Customer for Proper

Instructions, and if not forthcoming within 30 days, may designate the Customer as successor custodian and deliver directly to the Customer such securities and monies.

              24.2. Upon termination of this Agreement, all obligations of the parties to each other hereunder will cease, except that the provisions of
Section 21 will survive and all indemnification provisions herein will survive with respect to any Claims arising from events prior to such termination.

          25. FORCE MAJEURE. Each party shall be responsible for having appropriate disaster recovery procedures in place. Neither party is responsible or liable to the other for any failure or delay in performance of their respective obligations under this Agreement arising out of or caused, directly or indirectly, by circumstances beyond their reasonable control, including without limitation, acts of God; earthquakes; fires; floods; wars; civil or military disturbances; sabotages; epidemics; riots; interruptions, loss or malfunctions of utility, transportation or communication service; accidents; acts of civil or military authority; or governmental actions; provided that such party diligently implements its disaster recovery procedures.

          26. GENERAL PROVISIONS.

              26.l. Any notices permitted or required by this Agreement must be in writing. Notices will be sent as follows:

                   If to the Custodian:

                   The Bank of New York
                   One Wall Street
                   New York, New York 10286
                   Attention: Institutional Custody Division, 25th Floor

                   If to the Customer:

                   Key Services Corporation
                   OH-01-49-0301
                   2025 Ontario Street
                   Cleveland, Ohio 44115
                   Attention: Sr. Vice President, Securities Accounting Services

          All notices (whether sent by certified mail return receipt requested, facsimile, private messenger, courier service or otherwise) are effective upon receipt, except any notice sent by certified mail and not claimed by the addressee shall be effective five (5) business days after the date of its mailing. The parties may change the above addresses by providing proper written notice thereof.

              26.2. Subcontracts. The Custodian may enter into subcontracts, agreements and understandings, whenever and on such terms and conditions as it deems necessary or appropriate, to perform its services hereunder without the consent of the Customer; such subcontracts, agreements and understandings may be with third parties and may be present or future affiliates of the Custodian. Where the Custodian has entered into any such subcontracts, agreements and understandings at the Customer's request, the Customer will reimburse the Custodian for all appropriate amounts paid to such entities for such services, whether or not affiliates of the Custodian. No such subcontract, agreement or understanding shall discharge the Custodian from its obligations hereunder.

              26.3. Subcustodial Agreements. To the extent permitted by applicable federal law, the Custodian may enter into subcustodial agreements with clearing agencies registered with the Securities and Exchange Commission under Section 17A of the Securities Exchange Act of 1934, as amended, which acts as a securities depository or the Book-Entry System, and the Custodian is hereby appointed the Customer's agent and attorney-in-fact for the purpose of entering into such agreements and executing any necessary documents for or on behalf of the Customer to cause the securities subject thereto to be registered, as appropriate in the name of the nominee of the subcustodian.

              26.4. Waiver. The failure of a party to insist upon strict adherence to any term of the Agreement on any occasion is not considered a waiver nor will such failure deprive that party of the right thereafter to insist upon strict adherence to that term or any other term of this Agreement. Any waiver must be in writing and signed by the waiving party.

              26.5. Governing Law and Venue. This Agreement will be construed in accordance with the laws of the State of New York. The parties agree that this Agreement is enforceable in any Ohio, Texas or New York court of competent jurisdiction.

              26.6. Assignment. Neither party may assign any of its rights or delegate any of its duties under this Agreement without the written consent of the other, which consent will not be unreasonably withheld; except that if either party merges or consolidates with or sells substantially all of its assets to another corporation, such other corporation is automatically (and without the consent of the other party to this Agreement) substituted for that party if such other corporation assumes all obligations of that party hereunder.

              26.7. Separability. If any provision of this Agreement is invalid or unenforceable, the balance of this Agreement remains in effect, and if any provision is inapplicable to any person or circumstances, it nevertheless remains applicable to all other persons and circumstances.

              26.8. No Third Party Rights. In performing the Services hereunder, the Custodian is acting solely on behalf of the Customer. No contractual or service relationship is deemed to be established hereby between the Custodian and any other persons.

              26.9. Counterparts. This Agreement may be executed in any number of counterparts, each of which is considered an original, but all of which together constitute the same instrument.

              26.10 The Proposal. The Proposal is incorporated by reference herein, constitutes part of this Agreement and is binding on the Custodian. In the event of any inconsistency between this Agreement and the Proposal, the terms and conditions of this Agreement prevail.

              26.11 Complete Agreement; Modification. This Agreement (together with the attached Schedules) and the Proposal contain the complete statement of all the arrangements between the parties with respect to their subject matter, supersede all existing agreements between the parties concerning their subject matter, and cannot be amended or modified except in a writing signed by the party against whom such amendment or modification is sought to be enforced.

              26.12 No Joint and Several Liability. The obligations and liabilities of the Customer hereunder are not joint and several, but are the obligations and liabilities of the party in whose name the applicable account is maintained.

          27. FUTURE RELATIONSHIP. The Custodian understands and acknowledges that the Customer may become a participant of the Participant's Trust Company. At such time, the Custodian will cease providing Services to the Customer for its Participant's Trust

Company eligible securities. The Custodian will not charge the Customer any Exit charges or related out-of-pocket expenses for such securities.

          28. MANAGING THE RELATIONSHIP. In order to successfully manage the relationship between the parties and resolve any issues on a timely basis, the Custodian and the Customer agree as follows:

              28.1. At all times during the term of this Agreement, the Custodian shall have at least one full-time Account Administrator dedicated solely to the relationship with the Customer; provided however, that this provision may have to be altered in the event of a substantial change in the amount of assets held by the Custodian pursuant to this Agreement after the initial conversion of assets to the Custodian is effected. The Account Administrator shall make at least two visits each year to the Customer's location in Ohio.

              28.2. The Department Head and Section Manager of the Custodian shall make at least one visit each year to the Customer's location in Ohio to address performance under this Agreement, technology updates and other matters.

              28.3. In the Actual Settlement environment, there will be two net settlements per day: one between 10:00 a.m. and 12:30 p.m. Eastern Time; and one between 4:00 p.m. and 4:30 p.m. Eastern Time. The components of these settlements are:

         Morning Settlement -

              The net of:
                      Today's Fed Fund Purchases and sales that were input yesterday Yesterday's settled Clearing House purchases Yesterday's Fed Fund purchase fails Yesterday's late Fed Fund reclaims

              Less:
                      Today's Fed Fund interest/maturities
                      Yesterday's Clearing House interest/maturities Any cash adjustments

         Afternoon settlement -

              The net of:
                      Today's Fed Fund purchase fails Today's settled Fed Fund sales that were input today Any late day cash adjustments Today's Fed Fund purchases that were input today

              28.4. In a Contractual Settlement environment, net settlement will occur as stated in the Proposal.

              28.5. Prior to making any procedural changes, the Custodian shall provide the Customer with at least fifteen (15) business days advance written notice. Notwithstanding the foregoing, the Custodian shall provide the Customer with at least ninety (90) days advance written notice of any procedural changes which will have a material adverse effect on the Customer.

              28.6. The Custodian shall meet the performance standards set forth in the attached Schedule III. If the Custodian fails to meet these performance standards, then the Custodian shall provide a written report specifying in detail the changes that it will make in order to ensure that the performance standards are met in the future.

          29. VENDOR RISK ANALYSIS. The Custodian understands and acknowledges that the Customer's regulators require the Customer to undertake a risk analysis of the Custodian. The Custodian agrees to reasonably cooperate with the Customer in this regard and, among other things, will:

              29.1. Provide its audited financial statements for its prior three fiscal years and thereafter provide all future audited financial statements. If the Custodian does not have audited financial statements but is a subsidiary of a corporation that does have audited financial statements, then the Custodian shall comply with this requirement by providing the audited financial statements of its parent.

              29.2. Have an independent review of its operations and control environment (including its disaster recovery plans) once each calendar year and have its auditor provide a summary of such review to the Customer.

              29.3. During the term of this Agreement, have in full force and effect the following insurance coverages in reasonable amounts:

                     (i) a Financial Institutions Bond (including Computer Crime Coverage); and

                     (ii)     mail insurance.

          Upon request of the Customer, the Custodian shall provide written documentation evidencing such insurance coverage.

          29.4. At reasonable times, allow the Customer, its regulators and agents, to enter its premises for audit purposes.

          IN WITNESS WHEREOF, the parties hereto have caused this Institutional Custody and Clearance Services Agreement to be executed by their respective corporate officers effective as of the 30th day of October, 1995. THE BANK OF NEW YORK

                                           By:        Martin Geffon
                                                  ---------------------
                                           Title:     Vice President

                                           Date:      November 17, 1996


                                           KEY SERVICES CORPORATION

                                           By:        Thomas E. McGaby
                                                  ----------------------
                                           Title:     Senior Vice President

                                           Date:      November 9, 1995

                                   SCHEDULE I


                            SERVICES TO BE PERFORMED


SERVICES                                                        KEY SERVICES

Depository Trust Company Eligible Securities                           NO

Same Day Funds                                                         NO

Participant's Trust Company Eligible Securities                        YES

Federal Reserve Bank Eligible Securities                               NO

Non-Depository Eligible Securities                                     YES

                                   SCHEDULE II

                                      FEES


          A. SECURITIES SETTLED AND SAFEKEPT WITHIN THE UNITED STATES


               1. MAINTENANCE CHARGES

                                                      Actual         Contractual
                                                      Annual Fee     Annual Fee
Category                                              Per Issue      Per Issue
--------                                              ----------     -----------
Depository Trust Company Issues                    $      12.00       $  12.00
Federal Reserve Bank Book Entry Issues                    12.00          12.00
Depository Trust Company Municipal                        12.00          12.00
Bond Issues
Physical Issues                                           17.00          15.00
Government National Mortgage Assoc.                       24.00          17.00
(GNMA) Issues (Book Entry)
Private Placements                                        24.00          24.00


         2.       TRANSACTION CHARGES

                                                                 Fee Per
Category                                                       Transaction
--------                                                       -----------
Depository Trust Company RVP/DVP                         $   2.00     $   2.00
Federal Reserve Bank Book Entry RVP/DVP                      5.00         5.00
GNMA RVP/DVP                                                20.00        17.50
Physical RVP/DVP                                            17.00        16.50
Depository Trust Company Free Rec/Del                        2.00         2.00
Federal Reserve Bank Book Entry Free Rec/Del                 5.00         5.00
GNMA Free Rec/Del                                           20.00        17.50
Physical Free Rec/Del                                       17.00        16.50
GNMA Mortgage-Backed Securities                              4.00         4.00
P & I Reductions
Options RVP/DVP, Rec/Del                                    17.00        16.50
P & I Reductions                                             4.00         4.00

A transaction is defined as a receipt or delivery versus payment, or a free receive or deliver.

                             -----------------------

B. CORPORATE ACTIONS

Type of Action                                  Transaction(s)
--------------                                  --------------
Purchase                                        DVP

Redemption/Conversion Privilege                 DVP/Del Free & Rec Free

Consent (if payment is made)                    Cash Transaction

Put Option                                      DVP & Del Free & Rec Free

Mandatory Put with Retention Privilege          DVP if put & Rec Free & Del Free

Warrants or Rights                              Sell = DVP
                                                Exercise = Del Free & Rec Free

Name Change                                     Del Free  &  Rec  Free

Merger                                          Del Free  &  Rec  Free
                                                If Cash Merger - DVP

Exchange                                        Del Free  &  Rec Free

Stock Dividend                                  Rec Free

Stock Split                                     Rec Free

Distribution                                    Rec Free

Optional Dividend                               Rec  Free  or  Rec  Free & Cash
                                                Trans or Dividend Credit

Dividend Reinvest                               Rec Free

Mutual Fund Redemption                          DVP

Plan or Reorg. or Distribution                  Any one or  combination  of DVP,
                                                RVP, Rec Free, Del Free

NOTE:     DTC eligible and non-DTC  eligible  securities with corporate  actions
----      shall be charged the applicable physical transaction fee(s).

                             -----------------------

C.       REIMBURSEMENT EXPENSES


*Reconciliation Tapes                               $   150.00
*Microfiche                                               5.00/card
*Wire Charges                                             9.00-Outgoing

*LASER System Access                              200.00/Monthly
Postage                                           Market  Price
PTC Deposits and Withdrawals                      Market  Price
Transfer Agent Fees                               Market  Price
Federal Express                                   Market  Price
DTC Confirms                                      Market  Price
Third Party Confirms                              Market  Price
Communications Systems Usage                      Market  Price
(Telenet/Compuserve)
Telephone                                         Market  Price








---------------------

*       May be changed from time to time upon the mutual consent of the parties.

                                  SCHEDULE III

                              PERFORMANCE STANDARDS



1)       Inquiries (including Compensation Claims):

         Respond to non-critical inquiries less than 6 months old in 3 business days, and older than 6 months in 10 business days. Respond to compensation claims within 15 business days.

2)       Corporate Actions:

         Accept instructions from Customer per the following schedule:

                  - Agent outside New York, but in U.S.: 48 hours prior to the agent's deadline provided the Custodian has a protect capability; 72 hours prior to the agent's deadline if the Custodian does not have a protect capability.

                  - Agent in New York: 24 hours prior to the agent's deadline provided the Custodian has a protect capability; 48 hours prior to the agent's deadline if the Custodian does not have a protect capability.

                  - DTC reorgs.: 9:30 a.m. Eastern time on day of the agent's deadline (where applicable), but not less than 1 1/2hours before DTC closing.

3)        Deliveries:

         Guaranteed settlement on all cash/same day deliveries, settling in immediately available funds, if instructions are received prior to 12:30 p.m. Eastern time on settlement date; by 1:00 p.m. Eastern time on an exception basis; after 1:00 p.m. Eastern time on a "best effort" basis.

                                   ADDENDUM I

          The Bank of New York (the "Custodian") and the Customer agree to amend their Amended and Restated Institutional Custody and Clearance Service Agreement (the "Agreement") as follows:

          1. (a) The Custodian shall provide Services for the Customer's foreign securities by physically safekeeping same or delivering them for safekeeping to Euroclear or Cedel (clearance systems for internationally traded securities) or to other foreign clearance systems, sub-custodians or agents.

          The Custodian shall provide the Customer with settlement of all purchases and sales of foreign securities on a contractual settlement date arrangement, as set forth in the Proposal, unless instructed otherwise by the Customer or unless standing instructions of a particular account requires actual settlement or if the country the securities are to settle does not provide for the settlement of trades contractually. Attached Exhibit D illustrates those countries that can settle trades contractually and actually. For the purpose of settling purchases of foreign securities, the Customer shall provide the Custodian with foreign exchange instructions for all transactions two business days prior to settlement. The Customer will ensure that sufficient immediately available funds are provided to the Custodian by the settlement/value date of the foreign exchange instruction. As used herein, "sufficient immediately available funds" means either (i) sufficient United States currency to cover scheduled purchases. The custodian shall provide the Customer with immediately available funds in the currency of the transaction from the settlement of all sale transactions, based upon advices received by the Custodian from its agents and depositories. Such funds will be converted to United States currency or retained in such other currency as the Customer may specify to the Custodian.

          The Customer will earn interest on the foreign currencies listed on Exhibit E attached, from the time the foreign currency is credited to their account, to the time it is withdrawn.

          (b) The foregoing will occur, as stated, provided that (i) Proper Instructions are received by the Custodian on or before such time as specified in the Proposal or as the Custodian specifies from time to time and (ii) the Custodian has all other information and/or securities or monies necessary to complete the transaction.

          (c) Custodian is authorized and hereby agrees to effect currency exchange transactions in connection with transactions in Foreign Securities, through their own system, through customary banking channels or as otherwise may be requested by Customer and agreed to by Custodian. All expenses incident to the collection and conversion of such currency exchange transactions will be assumed by Customer. Provided the Custodian is not negligent in the processing of the transactions, Custodian has no responsibility for the fluctuation in exchange rates affecting such conversion or risks incident to the collection and conversion of such currency exchange transactions.

          (d) Custodian has established and is bound by certain Performance Standards, attached as Exhibit B, and Income Credit Policy, attached as Exhibit C, and both Exhibit B and C are incorporated herein by this reference. Improvements to existing Performance Standards, sent to Customer in writing, will not require an amendment to the contract.

          2. The fees for the Services set forth above are set forth on Exhibit A having an effective date of July 1, 1992, and attached hereto.

          3. The parties understand and acknowledge that the Custodian is continually seeking more efficient ways to process foreign securities. When procedures, including Performance Standards and Income Crediting Policy are to be changed, the parties will meet and negotiate in good faith in order to determine the procedures and fees that the Custodian will apply in providing Services for the Customer's foreign securities.

          4. To the greatest extent possible, Custodian shall communicate information regarding securities and securities settlement by means of the LASER system.

          5. Except when inconsistent with this Addendum I, the terms and conditions of the Agreement and the Proposal apply to the Services rendered by the Custodian for the Customer's foreign securities. The term "Proposal" as used in this Addendum I refers to Custodian's document entitled "Proposal to Provide Institutional Custody and Clearance Services to Ameritrust Company N.A." dated January 24, 1991, as amended and updated by that document entitled "Global Custody Services to Ameritrust" dated March 5, 1992.

          IN WITNESS WHEREOF, the parties have executed this Addendum I effective as of the 30th day of October, 1995. THE CUSTOMER: KEY SERVICES CORPORATION

                                       By:   Thomas E. McGaby
                                          -------------------------
                                       Title:  Senior Vice President
                                       Date:  November 9, 1995

                                       THE CUSTODIAN:
                                       THE BANK OF NEW YORK

                                       By:    Martin Geffon
                                          -------------------------
                                       Title:  Vice President
                                       Date:   January 17, 1996

                                   ADDENDUM II

          THE BANK OF NEW YORK (the "Custodian") and the Customer agree to amend
their  Amended  and  Restated   Institutional  Custody  and  Clearance  Services
Agreement (the "Agreement") as follows:

          1. Subject to the provisions of this Addendum II, the Custodian shall, upon the Customer's request, permit the Customer to obtain direct access to its account through the Custodian's on-line communications system (referred to as "Laser") and deliver to the Custodian Proper Instructions thereby. Laser shall permit the Customer at the time mutually agreed upon to (i) instruct the Custodian to receive into and deliver from the account Assets in accordance with such instructions, (ii) determine the status of pending trades of securities,
(iii) determine the money balances in the account and whether nor not such balances are immediately available, and (iv) perform such other functions as may be offered through Laser from time to time.

          2. (a) At no cost, the Custodian agrees to provide the Customer with certain computer software, user manuals, proprietary data, processes, information, data bases and documentation (the "Material") as is necessary for the Customer's use of Laser. Delivery of the Material constitutes the granting by the Custodian to the Customer of a non-exclusive, non-assignable license to use the Material in connection with Laser.

             (b) The Customer shall use Laser, the Material and the services available thereby only for its own internal and proper business purposes and must not sell, lease or otherwise provide, directly or indirectly, Laser, the Material or any part thereof to any other person or entity (except for its affiliates and subsidiaries), without the express prior written consent of the Custodian.

              (c) The Custodian reserves the right to modify Laser from time to time upon prior reasonable notice to the Customer. The Customer agrees not to modify or attempt to modify Laser without the Custodian's prior written consent. The Customer acknowledges that Laser is the property of the Custodian and, accordingly, the Customer agrees that any modifications to Laser, whether by the Customer or the Custodian and whether with or without the Custodian's consent, become the property of the Custodian.

          3. The Customer will, and will cause its officers and employees to, treat the user and authorization codes, passwords and authentication keys applicable to Laser with extreme care. The Customer acknowledges that it is its sole responsibility to assure that only authorized persons use Laser and that the Custodian is not responsible nor liable therefor.

          4. The Customer shall notify the Custodian of any errors, omissions or interruptions in, or delay or unavailability of, Laser as promptly as practicable, and in any event within five (5) business days after the earliest of (i) discovery thereof, or (ii) in the case of any error, the date of the earliest notice to the Customer which reflects such error.

          5. Except when inconsistent with this Addendum II, the terms and conditions of the Agreement shall apply to the parties' use of Laser.

          IN WITNESS WHEREOF, the parties have executed this Addendum II effective as of the 30th day of October, 1995.

                                        THE CUSTOMER:
                                        KEY SERVICES CORPORATION
                                        By:    Thomas E. McGaby
                                           -------------------------
                                        Title:  Senior Vice President
                                        Date:   November 9, 1995

                                        THE CUSTODIAN:
                                        THE BANK OF NEW YORK

                                        By:   Martin Geffon
                                           -------------------------
                                        Title:  Vice President
                                        Date:  January 1, 1996

                                                     - 3 -